UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 13, 2006

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

MMA Financial, Inc., a wholly owned subsidiary of the registrant, entered into an employment agreement with each of Gary A. Mentesana and Charles M. Pinckney. The terms of these agreements are substantially similar for each of Mr. Mentesana and Mr. Pinckney and are described below.

Each of the employment agreements has a term of three years ending on December 31, 2008 and provide for an initial base salary of $325,000, which will increase by $15,000 on each of January 1, 2007 and 2008. Each of the agreements provides that: (a) for the 2006 bonus year, the executive is eligible to receive incentive compensation of up to $275,000, $425,000 or $575,000 for the registrant meeting its threshold, target or superior performance goals, respectively, (b) for the 2007 bonus year, the executive is eligible to receive incentive compensation of up to $285,000, $460,000 or $610,000 for the registrant meeting its threshold, target or superior performance goals, respectively, and (c) for the 2008 bonus year, the executive is eligible to receive incentive compensation of up to $295,000, $460,000 or $645,000 for the registrant meeting its threshold, target or superior performance goals, respectively. Incentive compensation may take the form of cash and equity or equity-based awards.

Each of the employment agreements also contains the following terms and conditions:

• We may terminate the agreement for "cause," which includes the executive’s gross negligence, intentional misconduct, conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. "Cause" also includes certain violations of the law and certain failures by the executive to perform services reasonably requested of the executive by our chief executive officer or chief operating officer. If we terminate the agreement for cause or the executive terminates the agreement for any reason, the executive will receive his or her base salary up through the date of termination but no portion of any incentive compensation for the fiscal year. If we terminate the agreement without cause or if the executive becomes disabled, the executive is entitled to receive his or her base salary through the date of termination plus a proportionate share of the incentive compensation that the executive would have earned for that year. Upon termination of the agreement by us without cause, by the executive for "good reason" (e.g., reduction of compensation or diminution of duties) or upon the executive’s death or disability, any outstanding equity awards will become fully vested.

• We will make severance payments equal to the greater of twelve months’ base salary or the total base salary the executive would have received during the remaining term of the agreement if: (a) we terminate the agreement without cause; (b) the executive terminates the agreement for good reason; or (c) the executive becomes disabled. The agreements provide for a death benefit equal to two years’ base salary in the event of the executive’s death.

• In addition to any severance payments, if the executive’s employment agreement is terminated by us for any reason or by the executive for good reason within 18 months of a "change in control" (as defined in the agreement) the executive will receive payments equal to three years’ base salary and three times the executive’s maximum incentive compensation for the year and any equity awards will become fully vested.

• Each executive officer, for a twelve-month period following termination of his or her employment, has agreed not to compete with the company or divulge confidential company information.

• Each agreement requires us to indemnify the executive from any and all liability for acts or omissions of the executive performed in the course of the executive’s employment, provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct or (c) a fraud upon, or a breach of the executive’s duty of loyalty to, the company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement by and between the Company and Gary A. Mentesana dated as of June 14, 2006.

10.2 Employment Agreement by and between the Company and Charles M. Pinckney dated as of June 13, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

June 19, 2006	By:	Melanie M. Lundquist

Name: Melanie M. Lundquist
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Gary A. Mentesana dated as of June 14, 2006
10.2	Employment Agreement by and between the Company and Charles M. Pinckney dated as of June 13, 2006